Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Services Agreement”) is made as of this 16th day of July , 2007 by and between American Standard Companies Inc., a Delaware corporation (“ASD”), and WABCO Holdings Inc., a Delaware corporation (“WABCO”). ASD and WABCO have entered into a Separation and Distribution Agreement dated as of July 16, 2007 (as amended from time to time, the “Separation Agreement”), which sets forth, among other things, the terms of the separation of the VCS Business from ASD, which shall occur in a series of transactions. Prior to the Effective Time, the VCS Business received certain services from and provided certain services to ASD and certain of its Subsidiaries and Affiliates. Each of the ASD and WABCO desires that these services continue to be provided after the Effective Time upon the terms and conditions set forth in this Services Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions Incorporated. All capitalized terms not otherwise defined in this Services Agreement have the meaning ascribed to them in the Separation Agreement.

1.2 Additional Definitions. Unless the context otherwise requires, the following terms, and their singular or plural, used in this Services Agreement shall have the meanings set forth below:

(a) “ASD” shall have the meaning set forth in the preamble to this Services Agreement.

(b) “ASD Entities” means, collectively, ASD and its Affiliates that are listed as Providers on Schedule A or Recipients on Schedule B (and which shall not include any WABCO Entities).

(c) “ASD Provided Services” shall have the meaning set forth in Section 2.1 of this Services Agreement.

(d) “Confidential Information” shall have the meaning set forth in Section 8.1 of this Services Agreement.

(e) “Force Majeure” shall have the meaning set forth in Section 6.1 of this Agreement.

(f) “Initial Term” shall have the meaning set forth in Section 4.1.

(g) “Losses” shall mean any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including internal costs and the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(h) “Party” means each of the entities set forth on the signature pages to this Services Agreement.

(i) “Person” means an individual, partnership, corporation, trust, unincorporated association, or other entity or association.

(j) “Prime Rate” shall mean the rate per annum publicly announced by JPMorgan Chase Bank (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

(k) “Provider” shall mean the person identified on Schedule A or B to this Services Agreement providing the services set forth therein.

(l) “Recipient” shall mean the person identified on Schedule A or B to this Services Agreement receiving the services set forth therein.

(m) “Renewal Term” shall have the meaning set forth in Section 4.1 of this Agreement.

(n) “Sales and Service Tax” shall have the meaning set forth in Section 3.4(a).

(o) “Term” shall mean the Initial Term and the Renewal Term, if any, or, with respect to a particular service provided for hereunder, such shorter period as may be applicable pursuant to the terms of this Services Agreement or the exercise of a Party’s right of early termination as provided for herein.

(p) “WABCO” shall have the meaning set forth in the preamble to this Services Agreement.

(q) “WABCO Entities” means, collectively, WABCO and its Affiliates that are listed as Recipients on Schedule A or as Providers on Schedule B (and which shall not include any ASD Entities).

(r) “WABCO Provided Services” shall have the meaning set forth in Section 2.2 of this Services Agreement.

Other terms are used as defined elsewhere herein.

ARTICLE 2

SERVICES PROVIDED

2.1 ASD Provided Services. Pursuant to the terms of this Services Agreement, the ASD Entities agree to provide, or cause to be provided, to the WABCO Entities, commencing on the date immediately following the Effective Time, the services described in Schedule A to this Services Agreement (the “ASD Provided Services”).

2.2 WABCO Provided Services. Pursuant to the terms of this Services Agreement, the WABCO Entities agree to provide, or cause to be provided, to the ASD Entities, commencing on the date immediately following the Effective Time, the services described in Schedule B to this Services Agreement (the “WABCO Provided Services”).

2.3 Other Services. If, after the execution of this Services Agreement and prior to the two month anniversary of the Effective Time, the Parties determine that a service provided by or to the VCS Business as conducted by ASD prior to the Effective Time was inadvertently omitted from the Schedules to this Services Agreement, then the Parties shall negotiate in good faith to attempt to agree to the terms and conditions upon which such services would be added to this Services Agreement, it being agreed that the charges for such services should be determined on a basis consistent with the methodology for determining the initial prices provided for herein (i.e., sufficient to cover a Provider’s reasonable estimate of its actual costs and, if applicable, consistent with the prices such Provider would charge to an Affiliate), in each case without taking into account any profit margin or projected savings from increased efficiency. Upon the Parties’ agreement on the fees and other specific terms and conditions applicable to such services, the Parties shall update this Services Agreement through the substitution of the relevant Schedule, or additions or supplements to the relevant Schedule, which substitutions, additions or supplements shall describe the service and the related fees and other specific terms and conditions applicable thereto.

ARTICLE 3

COMPENSATION

3.1 Compensation for ASD Provided Services. Subject to Section 3.5, the compensation for the ASD Provided Services for the duration of the Term shall be as described for each individual service provided to the WABCO Entities as set forth on Schedule A. For the avoidance of doubt, the ASD Provided Services shall commence on the date immediately following the Effective Time.

3.2 Compensation for WABCO Provided Services. Subject to Section 3.5, the compensation for the WABCO Provided Services for the duration of the Term shall be as described for each individual service provided by the WABCO Entities set forth on Schedule B. For the avoidance of doubt, the WABCO Provided Services shall commence on the date immediately following the Effective Time.

3.3 Allocation of Certain Expenses.

(a) Each Provider shall bear the costs and expenses of obtaining any and all consents from third parties which may be necessary in connection with such Provider’s performance of its obligations hereunder, including, with respect to the obligations of the WABCO Entities acting in their capacity as Providers, the costs of obtaining the consent to the assignment of all leases of equipment and licenses of software which may be necessary to provide the services contemplated hereby.

(b) In addition to the payment of all compensation provided under Section 3.1 or Section 3.2, as applicable, Recipient shall reimburse Provider for all reasonable out-of-pocket costs and expenses incurred by Provider or its Affiliates in connection with providing the applicable services hereunder (including all travel-related expenses) to the extent that such costs and expenses are not reflected in the compensation for such services on Schedule A or Schedule B, as applicable; provided, however, any such expenses exceeding $1000 per month (other than routine business travel and related expenses) shall require advance approval of Recipient. Any travel-related expenses incurred by Provider in performing the applicable services hereunder shall be incurred and charged to Recipient in accordance with Provider’s then applicable business travel policies.

(c) In the event that Recipient terminates any individual service as contemplated by Section 4.2 earlier than the expiration of the Initial Term or the Renewal Term, if applicable, Recipient shall reimburse Provider for any and all costs and expenses incurred by Provider or any of its subsidiaries as a result of such early termination by Recipient, including incremental early termination fees and other costs incurred in order to terminate or reduce the level of services provided by third parties under Contracts with Recipient or any of its subsidiaries, which services are affected by such early termination, such reimbursement to be due and payable within five business days following Recipient’s receipt of any invoice from Provider with respect to such costs and expenses.

3.4 Taxes.

(a) In addition to the compensation payable to Provider determined exclusive of the taxes payable by Recipient under this Section 3.4, Recipient will pay and be liable for all sales, service, value added, lease, use, transfer, consumption or similar taxes levied and measured by: (i) the cost of services provided to Recipient under this Agreement or (ii) Provider’s cost in acquiring property or services used or consumed by Provider in providing Services under this Agreement (the “Sales and Service Taxes”). Such taxes will be payable by Recipient to Provider in accordance with Section 3 or as otherwise mutually agreed in writing by the parties and under the terms of the applicable law which govern the relevant Sales and Service Tax. Recipient’s obligation to pay Sales and Service Taxes under this Section 3.4 shall be subject to the receipt of (i) a computation of the Sales and Service Taxes payable under this Section 3.4 identifying the nature and amount of the goods or services on which the Sales and Service Tax is assessed and the applicable rate and (ii) a valid and customary invoice (or other document) under the terms of applicable law for each Sales and Service Tax. If Recipient complies with the terms of this Section 3.4 regarding the payment of Sales and Service Taxes, it shall not be liable for any interest, penalties or other charges attributable to Provider’s improper filing relating to Sales and Service Taxes or late payment or failure to remit Sales and Service Taxes to the relevant taxing authority.

(b) Each of Provider and Recipient shall pay and be responsible for their own personal property taxes and taxes based on their own income or profits or assets.

(c) Payments for services or other amounts under this Agreement shall be made net of withholding taxes, provided however, that if Provider reasonably believes that a reduced rate of withholding applies or Provider is exempt from withholding, Recipient shall only be required to apply such reduced rate of withholding or not withhold if Provider provides Recipient with evidence reasonably satisfactory to Recipient that a reduced rate of or no withholding is required, including rulings or certificates from, or other correspondence with taxing authorities and tax opinions rendered by qualified persons, to the extent reasonably requested by Recipient. Recipient shall promptly remit any amounts withheld to the appropriate taxing authority and in the event that Recipient receives a refund of any amounts previously withheld from payments to Provider and remitted, Recipient shall surrender such refund to Provider.

(d) Each of Provider and Recipient shall promptly notify the other party of any deficiency claim or similar notice by a taxing authority with respect to Sales and Service Taxes payable under this Service Agreement, and of any pending tax audit or other proceeding relating to Sales and Service Taxes or withholding with respect to this Service Agreement, and shall afford such party all reasonable opportunity to participate in any such audit or proceeding affecting its interests.

3.5 Price Adjustments.

(a) The Parties shall review the Providers’ respective costs of providing services hereunder as of September 30, 2007, and each two-month anniversary thereafter. If it is determined in connection with any such review that a Provider’s cost of providing services hereunder (taken individually) exceeds by at least five percent (5%) the charge for such service(s) because of a significant increase in usage by the Recipient or other circumstances beyond the reasonable control of the Provider (including, without limitation, events of Force Majeure), then, upon request of such Provider, such Provider and its Recipient shall negotiate in good faith to determine an appropriate adjustment to the then-current prices for such services on a basis consistent with the methodology for determining the initial prices provided for herein (as described in Section 2.3).

(b) If the Parties determine (which determination shall be made in good faith) that the initial prices set forth on the Schedules hereto are not consistent with the methodology for determining the initial prices as described in Section 3.5(a), then the Parties shall negotiate in good faith to adjust such charges in a manner that is consistent with such methodology.

3.6 Terms of Payment; Dispute Resolution; Audits.

(a) Provider shall invoice the Recipient for the Services provided by Section 3.1 or Section 3.2, as applicable, monthly in advance on the first calendar day of each month of the term following the date hereof (or the first business day following each such date). Provider shall also provide invoices to Recipient monthly in arrears for amounts, such as Sales and Service Taxes and out-of-pocket or other expenses, that are payable in addition to the flat fee for service that was paid in advance pursuant to the first sentence of this Section 3.6. Payment shall be made by Recipients within 30 days after receipt of an invoice and other required documentation. No Recipient shall withhold any payments to its Provider under this Services Agreement (other than any required withholding for taxes) and such payments shall be made without any other set-off or deduction, notwithstanding any dispute that may be pending between them, whether under this Services Agreement or otherwise (any required adjustment being made on subsequent invoices). Subject to the provisions of Section 3.6(c), amounts not paid on or before the date required to be paid hereunder shall accrue interest at a rate per annum equal to the then effective Prime Rate plus 2% (the “Default Interest Rate”) (or the maximum legal rate whichever is lower), calculated for the actual number of days elapsed, accrued from the date such payment was due hereunder until the date of the actual receipt of payment.

(b) All amounts due for services rendered pursuant to this Services Agreement shall be billed and paid in the currency in which the rate for such service is quoted, as stated herein or as shown on the Schedules hereto.

(c) If there is a dispute between any Recipient and any Provider regarding the amounts shown as billed to such Recipient on any invoice, such Provider shall furnish to such Recipient reasonable documentation to substantiate the amounts billed including, but not limited to, listings of the dates, times and amounts of the services in question where applicable and practicable. Upon delivery of such documentation, such Recipient and such Provider shall cooperate and use their best efforts to resolve such dispute among themselves. If such disputing parties are unable to resolve their dispute within thirty (30) calendar days of the initiation of such procedure, and such Recipient believes in good faith and with a reasonable basis that the amounts shown as billed to such Recipient are inaccurate or are otherwise not in accordance with the terms of this Services Agreement, then such Recipient shall have the right, at its own expense, to have any disputed invoice(s) audited as provided in Section 3.6(d).

(d) Any audit pursuant to Section 3.6(c) shall be limited solely to the purpose of verifying the amounts in dispute and shall be made by an independent certified public accounting firm selected and paid for by the Recipient initiating such audit and reasonably satisfactory to the Provider being audited (such accounting firm, the “Independent Accountants”). Any such audit shall be reasonably conducted by the Independent Accountants during the normal business hours of the Provider being audited. Such Provider shall reasonably cooperate with the Independent Accountants and shall make available to the Independent Accountants all applicable cost and other data may be reasonably necessary for the sole purpose of verifying the amounts in dispute. The Independent Accountants shall not disclose any of the underlying data and information to said Recipient or to any other Person (except may be required by law) and, prior to any such audit the Independent Accountants shall, if requested by the Provider being audited, enter into a confidentiality agreement reasonably acceptable to such Provider.

ARTICLE 4

TERM AND TERMINATION

4.1 Term. Except as expressly provided otherwise in this Services Agreement, or with respect to specific services as indicated on the Schedules hereto, the term of this Services Agreement shall be for an initial period of six (6) months commencing at 12:01 a.m. on the date immediately following the date hereof and ending on the six (6) month anniversary of the Effective Time (the “Initial Term”). Effective between the respective Provider and Recipient, the Initial Term may be extended for an additional period of six (6) months, or such other period set forth on Schedule A or Schedule B (the “Renewal Term”), at the request of a Recipient by written notice from such Recipient to its Provider, with copies to ASD and WABCO; any such notice shall be made not less than two months prior to the end of the Initial Term. The obligation of any Recipient to make a payment for services previously rendered shall not be affected by the expiration of the Initial Term or Renewal Term and shall continue until full payment is made.

4.2 Termination of Individual Services. Effective between the respective Provider and Recipient, a Recipient may terminate at any time during the Initial Term or Renewal Term any individual service provided under this Services Agreement on a service-by-service basis (and/or location-by-location basis where individual service is provided to multiple locations of a Recipient) upon written notice to the Provider identifying the particular service (or location) to be terminated and the effective date of termination, which date shall not be less than 30 days after receipt of such notice unless the Provider otherwise agrees. The termination of any individual Services pursuant to this Section 4.2 shall not affect this Services Agreement with respect to the Services not terminated under this Section 4.2. In addition, effective between the respective Provider and Recipient, a Provider may terminate at any time during the Initial Term or Renewal Term any individual service provided under this Services Agreement upon written notice to the Recipient identifying the particular service to be terminated and the effective date of termination if the employee that was providing the applicable service is no longer employed by the Provider (and there is no other employee employed by Provider at the time that could reasonably provide such service).

4.3 Termination of Agreement. This Services Agreement shall terminate on the earliest to occur of (a) the latest date on which any service is to be provided as indicated on Schedule A and Schedule B, (b) the date on which the provision of all services has terminated or been canceled pursuant to Section 4.2 and (c) the date on which this Agreement is terminated pursuant to Section 4.4.

4.4 Breach of Agreement. If either Party shall materially breach any of its obligations under this Services Agreement, including, but not limited to, any failure to perform any services or to make payments when due, and said Party does not cure such breach within 30 days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Services Agreement, including the provision of services pursuant hereto, immediately by providing written notice of termination. The failure of a Party to exercise its rights hereunder with respect to a breach by the other Party shall not be construed as a waiver of such rights nor prevent such Party from subsequently asserting such rights with regard to the same or similar defaults. In the event of a termination of this Services Agreement, Provider shall be entitled to all outstanding amounts due from Recipient for the provision of Services rendered prior to the date of termination. This Section 4.4, Article VII, Article VIII and Article IX shall survive any termination of this Agreement.

ARTICLE 5

CERTAIN COVENANTS

5.1 Reasonable Care. Each Provider shall perform the services that it is required to provide to its respective Recipient(s) under this Services Agreement with reasonable skill and care and shall use at least that degree of skill and care that it would exercise in similar circumstances in carrying out its own business. Each Provider shall take necessary measures to protect the respective Recipient’s data that is processed by such Provider from destruction, deletion or unauthorized change and allow its recovery in events of Force Majeure; provided, however, that a Provider shall be deemed to have satisfied this obligation if the measures taken to protect and recover Recipient’s data are reasonably equivalent to what it uses in carrying out its own business.

5.2 Cooperation. It is understood that it will require significant efforts of all Parties to implement this Services Agreement and ensure performance hereunder at the agreed upon level (subject to all the terms and conditions of this Services Agreement). The Parties will cooperate (acting in good faith and using reasonable commercial efforts) to effect a smooth and orderly transition of the services provided hereunder from the Providers to the respective Recipients including, without limitation, the separation of the VCS Business from the businesses retained by ASD and its Affiliates; provided, however, that this Section 5.2 shall not require any Party hereto to incur any out-of-pocket expenses unless and except expressly provided otherwise herein or in the Separation Agreement.

5.3 Points of Contact. Each Provider and Recipient has named a point of contact as set forth on Schedules A and B. Such points of contact shall be responsible for the implementation of this Services Agreement between the respective Provider and its Recipient, including resolution of any issues which may arise during the performance hereunder on a day to-day basis.

5.4 Personnel. Each Provider, in providing the services, as it deems necessary or appropriate in its sole discretion, may (a) use the personnel of the Provider or its Affiliates (it being understood that such personnel can perform the services on behalf of the Provider on a full-time or part-time basis, as determined by Provider or its Affiliates) and (b) employ the services or third parties to the extent such third party services are routinely utilized to provide similar services to other businesses of the Provider or are reasonably necessary for the efficient performance of any such services. In performing the services, employees and representatives of Provider shall be under the direction, control and supervision of Provider (and not the Recipient) and the Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives (it being understood that Recipient has no right hereunder to require that Provider perform the services hereunder with specifically identified employees and that the assignment of employees to perform such services shall be determined in the sole discretion of Provider).

In addition, Provider shall not be required to provide any service to the extent the provision of such service requires Provider to hire any additional employees or maintain the employment of any specific employee.

5.5 Further Assurances. From time to time after the date hereof, without further consideration, each Party shall use reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable laws, and execute and deliver such documents as may be required or appropriate to carry out the provisions of this Services Agreement and to consummate, perform and make effective the transactions contemplated hereby.

5.6 Migration Projects. Each Provider will provide the respective Recipient with reasonable support necessary to transition or migrate the services to Recipient or any third party or parties chosen by the Recipient, which may include consulting and training and providing reasonable access to data and other information and to Provider’s employees; provided, however, that such activities shall not unduly burden or interfere with Provider’s business and operations.

5.7 Certain Disbursements/Receipts. The Parties hereto contemplate that, from time to time on or after the Effective Time, ASD-related entities and/or WABCO-related entities (any such party, the “Paying Party”), as a convenience to another WABCO-related entity or ASD-related entity, as the case may be (the “Responsible Party”), in connection with the transactions contemplated by this Services Agreement or the Separation Agreement, may make certain payments that are properly the responsibility of the Responsible Party (whether pursuant to the Separation Agreement or this Services Agreement or otherwise (any such payment made, a “Disbursement”). Similarly, from time to time on or after the Effective Time, ASD-related entities and/or WABCO-related entities (any such party, the “Receiving Party”) may receive from third parties certain payments to which another WABCO-related entity or ASD-related entity, as the case may be, is entitled (any such Party, the “Other Party”, and any such payment received, a “Receipt”). Accordingly, with respect to Disbursements and Receipts, the Parties hereto agree as follows.

(a) Disbursements.

(i) A Paying Party may request reimbursement for Disbursements made by check within seven (7) business days after notice of such Disbursement has been given to the Responsible Party in writing and with mutually acceptable supporting documentation.

(ii) In case of a Disbursement by wire, if notice in writing and with mutually acceptable supporting documentation has been given by 2 p.m. of the Responsible Party’s local time at least one business day prior to the payment of such Disbursement, the Responsible Party shall reimburse the Paying Party for the amount of such payment (in the local currency equivalent paid by the Paying Party) on the date the Disbursement is made by the Paying Party. If notice as provided above has not been given prior to the payment of such Disbursement, the Responsible Party shall reimburse the Paying Party for the amount of such payment (in the local currency equivalent paid by the Paying Party) within three (3) business day after receipt by the Responsible Party of such notice from the Paying Party.

(b) Receipts. A Receiving Party shall remit Receipts to the Other Party (in the same currency as such payment is received) within three (3) business days of receipt thereof.

(c) Certain Exceptions. Notwithstanding anything to the contrary set forth above, if, with respect to any particular transaction(s), it is impossible or impracticable under the circumstances to comply with the procedures set forth in subsections (a) and of this Section 5.7 (including the time periods specified therein), the parties will cooperate to find a mutually agreeable alternative that will achieve substantially similar economic results from the point of view of the Paying Party or the Other Party, as the case may be; i.e., an alternative pursuant to which the Paying Party will not incur any material interest expense or the Other Party will not be deprived of any material interest income; provided, however, that if a Receiving Party cannot comply with the procedures set forth in subsection (b) of this Section because it does not become aware of a Receipt on behalf of the other Party in time (e.g. because of the commingling of funds in an account), such Receiving Party shall remit such Receipt (without interest thereon) to the other Party within 24 hours after it becomes aware of such Receipt.

(d) Interest Rate. The rate for any interest income or expense that is paid or payable pursuant to Section 5.7(c) shall be at a rate per annum equal to the then effective Prime Rate plus 2%.

ARTICLE 6

FORCE MAJEURE

6.1 Force Majeure. No Provider (or any Person acting on its behalf) shall bear any responsibility or liability for any losses arising out of any delay, inability to perform or interruption of its performance of obligations under this Services Agreement due to any acts or omissions of its respective Recipient or for events beyond its reasonable control (hereinafter referred to as “Force Majeure”) including, without limitation, acts of God, act of governmental authority, act of the public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs or any other cause beyond the reasonable control of the Party whose performance is affected by the Force Majeure event. In such event, the obligations hereunder of the Provider in providing such service, and the obligations of the Recipient to pay for any such service, shall be postponed for such time as its performance is suspended or delayed on account thereof.

ARTICLE 7

INDEMNITY

7.1 Indemnity.

(a) The liability of Provider with respect to this Services Agreement or in connection with the performance, delivery or provision of any Service provided under this Services Agreement shall be limited to the Losses of Recipient arising from Provider’s willful misconduct or gross negligence; provided that in no event shall the liability exceed the fees previously paid to Provider by Recipient in respect of the Service from which such liability flows.

(b) Recipient hereby agrees to indemnify Provider and its Affiliates from any and all Losses resulting from a demand, claim, lawsuit, action or proceeding relating to Provider’s conduct in connection with the provision of Services to Recipient under this Services Agreement, except to the extent such Losses arise out of the willful misconduct or gross negligence of Provider or any of its employees, agents, officers and directors. Provider hereby agrees to indemnify Recipient and its Affiliates from any and all Losses resulting from a demand, claim, lawsuit, action or proceeding relating to Provider’s willful misconduct or gross negligence in connection with the provision of Services to Recipient under this Services Agreement. The Persons entitled to indemnification pursuant to the foregoing shall be third party beneficiaries of the rights to indemnification described in this Section 7.1(b).

(c) Notwithstanding the foregoing, no Party shall be liable for any special, consequential, indirect or punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party) with respect to its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, whether such damages or other relief are sought based on breach of contract, negligence, strict liability or any other legal or equitable relief.

ARTICLE 8

CONFIDENTIALITY

8.1 With respect to any information disclosed by one Party to another Party for the purpose of this Services Agreement or otherwise accessible to such other Party during the performance hereunder (“Confidential Information”), the receiving Party agrees that it will use the same skill and care as set forth in Section 5.1 to prevent the disclosure or accessibility to others of the disclosing Party’s Confidential Information and will use such Confidential Information only for the purpose of this Services Agreement. The receiving Party shall limit dissemination of and access to the other’s Confidential Information to only such of its employees or agents (including, in the case of the Provider, any third party engaged to provide the services hereunder) or consultants who have a need to know for the purpose of this Services Agreement.

8.2 Specifically excluded from the foregoing obligation is any and all information that:

(a) is already known to the receiving Party at the time of disclosure or thereafter is independently developed by the receiving Party without breach of this Services Agreement;

(b) is already in the public domain at the time of disclosure, or thereafter becomes publicly known other than as the result of a breach by the receiving Party of its obligations under this Services Agreement;

(c) is rightfully received from a third party without breach of this Agreement;

(d) is furnished by the disclosing Party to a third party without a similar restriction on its rights; or

(e) upon advice of counsel, must be produced by the receiving Party as a matter of law; provided, however, that in such case the receiving Party shall promptly notify the disclosing Party and, insofar as is permissible and reasonably practicable without placing the disclosing Party under penalty of law gave it an opportunity to appear and to object to such production before producing the requested information.

ARTICLE 9

MISCELLANEOUS

9.1 Dispute Resolution; Continuation of Services Pending Outcome of Dispute. In the event of any dispute between the Parties or between Providers and Recipients, such disputing Parties shall first attempt to resolve such disputes by negotiating in fairness and good faith. If, after a reasonable period of time, the Parties have been unable to resolve such dispute, the Parties shall follow the dispute resolution procedures set forth in Article VIII of the Separation Agreement, which Article is incorporated herein by reference as if stated herein in its entirety. Notwithstanding the existence of any dispute between the Parties, no Provider shall discontinue the supply of any service provided for herein, unless so provided in an arbitral determination that the respective Recipient is in default of obligation under this Services Agreement.

9.2 Notices. Any notice provided or permitted to be given to a Party under this Services Agreement must be in writing, and may be served by depositing same in the mail, addressed to the Person to be notified, postage prepaid, and registered or certified, with a return receipt requested. Notice given by registered or certified mail shall be deemed given and effective on the date of delivery as shown on the return receipt. Notice may be served in any other manner including telex, telecopy or telegram but shall be deemed given and effective as of the time of actual delivery thereof to the addressees. For purposes of the giving of notice, Recipients and Providers shall be notified at the addresses listed on the Schedules hereto, lessees and lessors shall be notified at the addresses of their respective leased premises and ASD and WABCO shall be notified at the addresses listed below:

If to ASD:

c/o American Standard Companies Inc.

1 Centennial Avenue

Piscataway, NJ 08855

U.S.A.

Attn: Mary Beth Gustafsson, General Counsel

Facsimile: + 1 732.980.3377

If to WABCO:

c/o WABCO Europe BVBA

Chaussée de Wavre, 1789 Box 15

1160 Brussels

Belgium

Attn: General Counsel

Facsimile: + 32 2 663 98 89

With a copy to:

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, IL 60606

U.S.A

Attn: Neal J. White

Facsimile: +1 312.984.7700

Any Party may change its respective address for notice by the giving of notice of such change in the manner provided above.

9.3 Entire Agreement. Except for those matters provided for in the Separation Agreement or the other agreements contemplated therein, this Services Agreement sets forth the entire agreement of the Parties with respect to its subject matter. This Services Agreement shall not be modified or amended except by written instrument executed by each Party provided, however, that a modification or amendment affecting only the relationship between a certain Provider and its Recipient does not require signature by the other Parties. The Schedules to this Services Agreement shall be deemed incorporated in this Services Agreement and shall form a part of it.

9.4 Waiver. The failure of a Party to insist upon strict performance of any provision of this Services Agreement shall not constitute a waiver of, or estoppel against, asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

9.5 Severability. If any of the terms and conditions of this Services Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter of this Services Agreement, such contravention or invalidity shall not invalidate the entire Services Agreement. Instead, this Services Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and equitable adjustment shall be made and necessary provisions added so as to give effect to the intention of the Parties as expressed in this Services Agreement at the time of the execution of this Services Agreement and of any amendments to this Services Agreement.

9.6 Construction. This Services Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without reference to its conflicts of law rules or principles. The headings in this Services Agreement are not to be considered part of this Services Agreement and are inserted for convenience, identification and reference only and are not intended to interpret, define, or limit the scope, extent, or intent of this Services Agreement or any provision of this Services Agreement. Whenever the context requires, the gender of all words used in this Services Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural.

9.7 Counterpart Execution. This Services Agreement may be executed in counterparts with the same effect as if all of the Parties had signed the same document. Such counterparts shall be construed together and shall constitute one and the same instrument, notwithstanding that all of the Parties are not signatories to the original or the same instrument, or that signature pages from different counterparts are combined. The signature of any Party to one counterpart shall be deemed to be a signature to and may be appended to any other counterpart.

9.8 Successors and Assigns.

(a) This Services Agreement shall inure to the benefit of and shall be binding upon the Parties, their respective legal representatives, successors, and permitted assignees, and all Persons claiming by, through, or under right of any of the aforesaid Persons. This Services Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that no consent shall be required in the case of assignment by a ASD Entity to a direct or indirect Subsidiary of ASD or by a WABCO Entity to a direct or indirect Subsidiary of WABCO, and provided further that no such assignment shall relieve any Party of any of its obligations hereunder. Notwithstanding the foregoing, a Party may assign this

Services Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

(b) At the request of any Provider or Recipient that is a Party hereto, any other Provider or Recipient that is receiving benefits or has obligations hereunder and is not a signatory hereto shall execute and deliver to the other Parties a counterpart hereof. The failure of any Person that is receiving benefits or has obligations hereunder to execute a counterpart hereof shall not affect the enforceability of this Services Agreement against such Person or against any other Party hereto.

9.9 No Third Party Rights. The provisions of this Service Agreement are intended to bind the Parties to each other and are not intended and do not create rights in any other person, including any employee of the VCS Business or ASD, and no Person is intended to be or is a third party beneficiary of any of the provisions of this Services Agreement.

9.10 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

[SIGNATURE PAGES FOLLOW]

WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Services Agreement as of the date first written above.

AMERICAN STANDARD COMPANIES INC.

By:	/s/ G. PETER D’ALOIA
Name: G. Peter D’Aloia
Title: Senior Vice President and Chief Financial Officer

WABCO HOLDINGS INC.

By:	/s/ ULRICH MICHEL
Name: Ulrich Michel
Title: Chief Financial Officer